CALCULATION OF REGISTRATION FEE

	Maximum Aggregate	Amount of Registration
Title of Each Class of Securities Offered	Offering Price	Fee
Commodity-Linked Capital Protected Notes due 2014	$5,738,000	$225.50

July 2008 Pricing Supplement No. 715 Registration Statement No. 333-131266 Dated July 21, 2008 Filed pursuant to Rule 424(b)(2)
S T R U C T U R E D   I N V E S T M E N T S
Opportunities in Commodities
Dual Participation Commodity-Linked Capital Protected Notes due July 28, 2014
Based on the Performance of a Basket of Three Commodities and Three Commodity Indices

The notes are senior unsecured obligations of Morgan Stanley, will pay no interest, and have the terms described in the prospectus supplement for commodity-linked capital protected notes and the prospectus, as supplemented or modified by this pricing supplement.  At maturity, an investor will receive for each $1,000 stated principal amount of notes that the investor holds, the $1,000 stated principal amount plus a supplemental redemption amount based on whether, and the extent to which, the basket of commodities has appreciated or depreciated, with a minimum payment at maturity of $1,030 per note.  The notes are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.
FINAL TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:	$5,738,000
Issue price:	$1,000 per note
Stated principal amount:	$1,000 per note
Pricing date:	July 21, 2008
Original issue date:	July 28, 2008 (5 business days after the pricing date)
Maturity date:	July 28, 2014
Principal protection:	100%
Interest:	None
Basket:	Basket commodities	Bloomberg ticker symbol*	Weighting	Initial commodity price
	West Texas Intermediate light sweet crude oil (“WTI crude oil”)	CL1	30%	$131.04
	Copper – Grade A (“copper”)	LOCADY	20%	$8,390.00
	High Grade Primary Aluminum (“aluminum”)	LOAHDY	15%	$2,987.50
	S&P GSCI Livestock Index – Excess Return (“livestock index”)	SPGCLVP	15%	$296.6606
	S&P GSCI™ Precious Metals Index – Excess Return (“precious metals index”)	SPGCPMP	10%	$148.6490
	S&P GSCI™ Agricultural Index – Excess Return (“agricultural index”)	SPGCAGP	10%	$82.54129

*Bloomberg ticker symbols are being provided for reference purposes only. The initial commodity prices have been, and the final average commodity price of each basket commodity will be, determined based on the prices published by the index publisher or the relevant exchange, as applicable.

Payment at maturity:	$1,000 + supplemental redemption amount
Supplemental redemption amount:	▪	If the basket performance at maturity is greater than zero:
$1,000 x basket performance x upside participation rate; and
	▪	If the basket performance at maturity is less than zero:
$1,000 x absolute basket performance x downside participation rate;
provided that, in either case, there will be a minimum supplemental redemption amount of $30 per note.
Basket performance:	Sum of the commodity performance values of each of the basket commodities
Absolute basket performance:	Absolute value of the basket performance. For example, if the basket performance is negative 5%, the absolute basket performance will be positive 5%.
Upside participation rate:	102.5%
Downside participation rate:	50%
CUSIP:	617482AN4
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Terms continued:	Please see page two of this pricing supplement for further summary terms of the notes.
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Company
Per Note	100%	3.00%	97.00%
Total	$5,738,000	$172,140	$5,565,860

(1)	For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for commodity-linked capital protected notes.

The notes involve risks not associated with an investment in ordinary debt securities.  See “Selected Risk Factors” beginning on page 9.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Prospectus Supplement for Commodity-linked Capital Protected Notes dated June 22, 2007
Prospectus dated January 25, 2006

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Dual Participation Commodity-Linked Capital Protected Notes due July 28, 2014
Based on the Performance of a Basket of Three Commodity Indices and Three Commodities

FINAL TERMS	Continued from cover page
Commodity performance value:	With respect to each basket commodity: [(final average commodity price – initial commodity price) / initial commodity price] x weighting
Commodity price:
For any trading day or index business day, as applicable:
WTI crude oil: the official settlement price per barrel (as stated in U.S. dollars)
copper and aluminum: the official cash offer price per ton (each as stated in U.S. dollars)
livestock index: the official settlement price of the livestock index (as stated in U.S. dollars)
precious metals index: the official settlement price of the precious metals index (as stated in U.S. dollars)
agricultural index: the official settlement price of the agricultural index (as stated in U.S. dollars)
For full descriptions, please see “Fact Sheet–Commodity price” on page 4 of this pricing supplement.

Initial commodity price:
The commodity price for the applicable basket commodity on the pricing date.  See “Basket–Initial commodity price” above.
If any initial commodity price as finally determined by the relevant exchange or the index publisher or its successor differs from any initial commodity price specified in this pricing supplement, we will include the definitive initial commodity price in an amended pricing supplement.

Final average commodity price:	The arithmetic average of the commodity prices for the applicable basket commodity on each determination date for such basket commodity, as determined on the final determination date
Determination dates:
In respect of each basket commodity, each Monday during the period from and including April 21, 2014 to and including July 21, 2014, subject to adjustment for non-trading days, non-index business days or market disruption events

July 2008	Page 2

Dual Participation Commodity-Linked Capital Protected Notes due July 28, 2014
Based on the Performance of a Basket of Three Commodity Indices and Three Commodities

Fact Sheet

The notes are senior unsecured obligations of Morgan Stanley, will pay no periodic interest, and have the terms described in the prospectus supplement for commodity-linked capital protected notes and the prospectus, as supplemented or modified by this pricing supplement.  At maturity, an investor will receive for each $1,000 stated principal amount of notes that the investor holds the $1,000 stated principal amount plus a supplemental redemption amount based on whether the basket performance is positive or negative, with a minimum payment at maturity of $1,030 per note.  The notes are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term note program.

Key Dates
Pricing Date:	Original Issue Date (Settlement Date):	Maturity Date:
July 21, 2008	July 28, 2008 (5 business days after the pricing date)	July 28, 2014
Key Terms
Issuer:	Morgan Stanley
Issue price:	$1,000 per note
Stated principal amount:	$1,000 per note
Denominations:	$1,000 per note and integral multiples thereof
Principal protection:	100% at maturity
Interest:	None
Basket:	Basket commodities	Bloomberg ticker symbol*	Weighting	Initial commodity price
	West Texas Intermediate light sweet crude oil (“WTI crude oil”)	CL1	30%	$131.04
	Copper – Grade A (“copper”)	LOCADY	20%	$8,390.00
	High Grade Primary Aluminum (“aluminum”)	LOAHDY	15%	$2,987.50
	S&P GSCI Livestock Index – Excess Return (“livestock index”)	SPGCLVP	15%	$296.6606
	S&P GSCI™ Precious Metals Index – Excess Return (“precious metals index”)	SPGCPMP	10%	$148.6490
	S&P GSCI™ Agricultural Index – Excess Return (“agricultural index”)	SPGCAGP	10%	$82.54129

*Bloomberg ticker symbols are being provided for reference purposes only. The initial commodity prices have been, and the final average commodity price of each basket commodity will be, determined based on the prices published by the index publisher or the relevant exchange, as applicable.

Payment at maturity:	$1,000 + supplemental redemption amount
Supplemental redemption amount:	▪	If the basket performance at maturity is greater than zero:
$1,000 x basket performance x upside participation rate; and
	▪	If the basket performance at maturity is less than zero:
$1,000 x absolute basket performance x downside participation rate;
provided that, in either case, there will be a minimum supplemental redemption amount of $30 per note.
Basket performance:
Sum of the commodity performance values (i.e., percentage appreciation or depreciation) of each of the basket commodities.
The performance of one or more basket commodities may partially or wholly offset the performance of the other basket commodities such that the basket performance as a whole may be equal to zero, in which case you will only receive the $1,000 stated principal amount at maturity.

Absolute basket performance:	Absolute value of the basket performance. For example, if the basket performance is negative 5%, the absolute basket performance will be positive 5%.
Upside participation rate:	102.5%
Downside participation rate:	50%

July 2008	Page 3

Dual Participation Commodity-Linked Capital Protected Notes due July 28, 2014
Based on the Performance of a Basket of Three Commodity Indices and Three Commodities

Commodity performance value:	With respect to each basket commodity: [(final average commodity price – initial commodity price) / initial commodity price] x weighting
Commodity price:
For any trading day or index business day, as applicable:
WTI crude oil:  the official settlement price per barrel of the first nearby month futures contract per barrel of WTI crude oil, stated in U.S. dollars, as made public on the relevant exchange on such trading day copper:  the official cash offer price per ton of Copper Grade A on the relevant exchange for the spot market, stated in U.S. dollars, as determined by the relevant exchange aluminum:  the official cash offer price per ton of high grade Primary Aluminum on the relevant exchange for the spot market, stated in U.S. dollars, as determined by the relevant exchange livestock index: the official settlement price of the livestock index (stated in U.S. dollars)
precious metals index: the official settlement price of the precious metals index as published by the index publisher or its successor on such index business day (stated in U.S. dollars)
agricultural index: the official settlement price of the agricultural index as published by the index publisher or its successor on such index business day (stated in U.S. dollars)

Initial commodity price:
The commodity price for the applicable basket commodity on the pricing date.  See “Basket–Initial commodity price” above.
If any initial commodity price as finally determined by the relevant exchange or the index publisher or its successor differs from any initial commodity price specified in this pricing supplement, we will include the definitive initial commodity price in an amended pricing supplement.

Final average commodity price:	The arithmetic average of the commodity prices for the applicable basket commodity on each determination date for such basket commodity, as determined on the final determination date.
Determination dates:
In respect of each basket commodity, each Monday during the period from and including April 21, 2014 to and including July 21, 2014, subject to adjustment for non-trading days, non-index business days or market disruption events as described in “Description of Commodity-Linked Capital Protected Notes—Determination Date” in the accompanying prospectus supplement for commodity-linked capital protected notes.

Relevant exchange:	WTI crude oil: the NYMEX Division, or its successor, of the New York Mercantile Exchange. copper and aluminum: the London Metal Exchange (the “LME”).
Index publisher:	livestock index, precious metals index and agricultural index: Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc.
Call right:	The notes are not callable prior to the maturity date.

July 2008	Page 4

Dual Participation Commodity-Linked Capital Protected Notes due July 28, 2014
Based on the Performance of a Basket of Three Commodity Indices and Three Commodities

General Information
Listing:	The notes will not be listed on any securities exchange.
CUSIP:	617482AN4
Tax considerations:
The notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation—Tax Consequences to U.S. Holders—Long-Term Notes.”  Under this treatment, if you are a U.S. taxable investor, you will be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the notes, even though no interest is payable on the notes.  In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes will be treated as ordinary income.  We have determined that the “comparable yield” is a rate of 6.1994% per annum, compounded semi-annually.  Based on the comparable yield set forth above, the “projected payment schedule” for a note (assuming an issue price of $1,000) consists of a projected amount equal to $1,442.5869 due at maturity.  You should read the discussion under “United States Federal Taxation” in the accompanying prospectus supplement concerning the U.S. federal income tax consequences of investing in the notes.

The following table states the amount of original issue discount (“OID”) (without taking into account any adjustment to reflect the difference, if any, between the actual and the projected amount of the contingent payment on the notes) that will be deemed to have accrued with respect to a note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above.

ACCRUAL PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD
Original Issue Date through December 31, 2008	$26.1752	$26.1752
January 1, 2009 through June 30, 2009	$31.8084	$57.9836
July 1, 2009 through December 31, 2009	$32.7943	$90.7779
January 1, 2010 through June 30, 2010	$33.8108	$124.5887
July 1, 2010 through December 31, 2010	$34.8589	$159.4476
January 1, 2011 through June 30, 2011	$35.9394	$195.3870
July 1, 2011 through December 31, 2011	$37.0534	$232.4404
January 1, 2012 through June 30, 2012	$38.2020	$270.6424
July 1, 2012 through December 31, 2012	$39.3861	$310.0285
January 1, 2013 through June 30, 2013	$40.6070	$350.6355
July 1, 2013 through December 31, 2013	$41.8656	$392.5011
January 1, 2014 through June 30, 2014	$43.1634	$435.6645
July 1, 2014 through the Maturity Date	$6.9224	$442.5869

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ accruals of OID and adjustments in respect of the notes, and we make no representation regarding the actual amount of the payment that will be made on a note.

If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation—Tax Consequences to Non-U.S. Holders.”

You should consult your tax advisers regarding all aspects of the U.S. federal income tax consequences of investing in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor Trustee to JPMorgan Chase Bank, N.A.)
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Calculation agent:	Morgan Stanley Capital Group Inc. (“MSCG”)
Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This offering summary represents a summary of the terms and conditions of the notes.  We encourage you to read the accompanying prospectus supplement for commodity-linked capital protected notes and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

July 2008	Page 5

Dual Participation Commodity-Linked Capital Protected Notes due July 28, 2014
Based on the Performance of a Basket of Three Commodity Indices and Three Commodities

Payment at Maturity

At maturity, investors receive (i) $1,000 + (ii) supplemental redemption amount of at least $30.

If the basket performance is:	The supplemental redemption amount will be:
Greater than zero	$1,000 x basket performance x 102.5%, subject to a minimum supplemental redemption amount of $30.
Less than zero	$1,000 x absolute basket performance x 50%, subject to a minimum supplemental redemption amount of $30.

The following payoff diagram illustrates the payment at maturity on the notes for a range of hypothetical basket performance.

Payoff Diagram

Note:

As there is no cap on upside participation, there is no maximum payment on the notes.

▪      If the basket performance at maturity is greater than approximately 2.9268%, investors will receive 102.5% of the appreciation in the value of the basket.

▪      If the basket performance at maturity is less than – 6%, investors will receive 50% of the absolute value of the depreciation in the value of the basket.

▪      If the basket performance at maturity is between – 6% and approximately 2.9268%, investors will receive the stated principal amount plus the $30 minimum supplemental redemption amount.

See “Hypothetical Payout on the Notes” for examples of how to calculate the payment at maturity.

July 2008	Page 6

Dual Participation Commodity-Linked Capital Protected Notes due July 28, 2014
Based on the Performance of a Basket of Three Commodity Indices and Three Commodities

Hypothetical Payout on the Notes

Presented below is a hypothetical example showing how the payout on the notes at maturity, including the supplemental redemption amount, is calculated.  The following hypothetical example is provided for illustrative purposes only.  Actual results will vary.

In addition, below is a table illustrating the payment at maturity for the notes for a hypothetical range of basket performance.  Commodity prices used in the examples below, including the initial commodity prices, are hypothetical, do not reflect the actual commodity prices and are stated in U.S. dollars.

Basket Commodity	Weighting	Hypothetical Initial Commodity Price	Hypothetical Final Average Commodity Price	Percentage Change from Initial Commodity Price
WTI crude oil	30%	129.07	150.58	16.67%
copper	20%	8,360.00	7,733.00	negative 7.50%
aluminum	15%	2,919.00	3,794.70	30.00%
livestock index	15%	298.95	338.81	13.33%
precious metals index	10%	142.75	157.03	10.00%
agricultural index	10%	82.44	74.19	negative 10.00%

Basket Performance = Sum of Commodity Performance Values

[(final average WTI crude oil price – initial WTI crude oil price) / initial WTI crude oil price]  x  30%; plus

[(final average copper price – initial copper price) / initial copper price]  x  20%; plus

[(final average aluminum price – initial aluminum price) / initial aluminum price]  x  15%; plus

[(final average livestock index price – initial livestock index price) / initial livestock index price]  x  15%; plus

 [(final average precious metals index price – initial precious metals index price) / initial precious metals index price]  x  10%; plus

[(final average agricultural index price – initial agricultural index price) / initial agricultural index price]  x  10%

So, using the hypothetical prices above,

[(150.58 – 129.07) / 129.07] x 30% = 5.0%; plus

[(7,733 – 8,360) / 8,360] x 20% = negative 1.5%; plus

[(3,794.70 – 2,919) / 2,919] x 15% = 4.5%; plus

[(338.81 – 298.95) / 298.95] x 15% = 2.0%; plus

[(157.03 – 142.75) / 142.75] x 10%  = 1%; plus

[(74.19 – 82.44) / 82.44] x 10% = negative 1%

hypothetical basket performance = 10%

upside participation rate = 102.5%

supplemental redemption amount = $1,000 x 10% x 102.5% = $102.50

In this example, the final average prices of two of the basket commodities—copper and the agricultural index (with a combined weighting of 30% of the basket)—are each lower than their respective initial prices and therefore contribute negatively to the basket performance on a weighted basis of negative 1.5%, and negative 1.0%, respectively, but the final average prices of the four other basket commodities—WTI crude oil, aluminum, the livestock index and the precious metals index (with a combined weighting of 70% of the basket)—are each higher than their respective initial prices and therefore contribute positively to the basket performance on a weighted basis of 5.0%, 4.5%, 2.0% and 1.0%, respectively.  Accordingly, although two of the basket commodities have negative performance values, the four other basket commodities have sufficiently positive performance values such that the overall value of the basket performance is positive 10%. Therefore, the total payment at maturity per note will equal $1,102.50, which is the sum of the $1,000 stated principal amount and a supplemental redemption amount of $102.50.

July 2008	Page 7

Dual Participation Commodity-Linked Capital Protected Notes due July 28, 2014
Based on the Performance of a Basket of Three Commodity Indices and Three Commodities

Table Illustrating Hypothetical Payments at Maturity

The following table below illustrates the payment at maturity, including the payment of any supplemental redemption amount for a $1,000 stated principal amount note for a hypothetical range of basket performance.

Basket Performance	Supplemental Redemption Amount	Payment At Maturity	Return on Notes
120%	$1,200	$2,230.00	120%
100%	$1,000	$2,025.00	100%
80%	$800	$1,820.00	80%
60%	$600	$1,615.00	60%
50%	$500	$1,512.50	50%
40%	$400	$1,410.00	40%
30%	$300	$1,307.50	30%
20%	$200	$1,205.00	20%
10%	$100	$1,102.50	10%
5%	$50	$1,051.25	5%
3%	$30	$1,030.75	3%
2%	$30	$1,030.00	3%
0%	$30	$1,030.00	3%
-5%	$30	$1,030.00	3%
-6%	$30	$1,030.00	3%
-10%	$50	$1,050.00	5%
-20%	$100	$1,100.00	10%
-30%	$150	$1,150.00	15%
-40%	$200	$1,200.00	20%
-50%	$250	$1,250.00	25%
-60%	$300	$1,300.00	30%
-80%	$400	$1,400.00	40%
-100%	$500	$1,500.00	50%

At maturity, the notes will pay at least 100% of the $1,000 stated principal amount and the minimum supplemental redemption amount of $30 per note. The supplemental redemption amount will be based on the performance of the basket, whether positive or negative, over the term of the notes, as measured over the specified determination dates.

July 2008	Page 8

Dual Participation Commodity-Linked Capital Protected Notes due July 28, 2014
Based on the Performance of a Basket of Three Commodity Indices and Three Commodities

Selected Risk Factors

The notes are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the notes.  Accordingly, you should consult with your own financial and legal advisors as to the risks entailed by an investment in the notes and the suitability of such notes in light of your particular circumstances.  The notes are not secured debt and investing in the notes is not equivalent to investing directly in the basket commodities.  The following is a non-exhaustive list of certain key considerations for investors in the notes.  For a complete list of considerations and risk factors, please see the section entitled “Risk Factors” beginning on page S-15 of the prospectus supplement for commodity-linked capital protected notes.  You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.

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No periodic interest payments and you could receive a return below the rate otherwise payable on conventional debt securities issued by us with similar maturities.  The terms of the notes differ from ordinary debt securities in that no periodic interest will be paid.  The supplemental redemption amount is variable and may equal the minimum supplemental redemption amount of $30 if the basket performance neither appreciates by more than approximately 2.9268% nor depreciates by more than 6%.  Unless the value of the basket at maturity has sufficiently increased or decreased over the six-year term of the notes, the overall return on the notes may be less than the amount that would be paid on a conventional debt security of the issuer of comparable maturity. The payment of the supplemental redemption amount and the return of the principal amount of the notes at maturity may not compensate you for the effects of inflation and other factors relating to the value of money over time.

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The notes will not be listed and secondary trading may be limited.  The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes.  Our affiliate, MS & Co., currently intends to act as a market maker for the notes but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the notes easily.  Because we do not expect that other market makers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If at any time MS & Co. were to cease acting as a market maker, it is likely that there would be no secondary market for the notes.  Because it is not possible to predict whether the market for the notes will be liquid or illiquid, you should be willing to hold your notes to maturity.

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Market prices of the notes will be influenced by many unpredictable factors.  The market value of the notes is affected by a variety of factors, including, (i) the price of each of the basket commodities, (ii) the volatility of the basket commodities, (iii) trends of supply and demand for each of the basket commodities at any time, (iv) interest and yield rates in the market, (v) geopolitical conditions, (vi) economic, financial, political and regulatory or judicial events that affect the basket commodities or commodities markets generally and that may affect the final average commodity prices, (vii) the time remaining to the maturity of the notes and (viii) our creditworthiness.  Some or all of these factors will influence the price that you will receive if you sell your notes prior to maturity and a sale of the notes prior to maturity may result in a loss.

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Values for the basket commodities may change unpredictably and affect the value of the notes in unforeseeable ways.  Investments, such as the notes, linked to the prices of commodities or the values of commodity indices, are considered speculative, and prices for commodities and related contracts and values of commodity indices may fluctuate significantly over short periods for a variety of factors, including: changes in supply and demand relationships, governmental programs and policies, national and international political and economic events, changes in interest and exchange rates, trading activities in commodities and related contracts, pestilence, technological change, weather, and agricultural, trade, fiscal, monetary and exchange control policies.  The price volatility of each basket commodity also affects the value of the forwards and forward contracts related to that commodity and, therefore, its price at any such time.  These factors may affect the values of the basket commodities and may cause the values for basket commodities to move in inconsistent directions and at inconsistent rates, which will affect the value of your notes in varying ways.

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Specific commodities prices are affected by numerous factors specific to each market.  For more information on WTI crude oil, copper, aluminum and the agricultural index, please see “Annex I—Certain Additional Commodity and Commodity Index Risks” in the accompanying prospectus supplement for commodity-linked capital protected notes.

July 2008	Page 9

Dual Participation Commodity-Linked Capital Protected Notes due July 28, 2014
Based on the Performance of a Basket of Three Commodity Indices and Three Commodities

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Livestock index.  The livestock index is a global production weighted index of certain livestock commodities in the world economy, which include live cattle, feeder cattle and lean hogs.  Global livestock commodity prices are primarily affected by the global demand for and supply of those commodities, but are also significantly influenced by speculative actions and by currency exchange rates.  In addition, prices for livestock commodities are affected by governmental programs and policies regarding food safety and livestock, specifically, and trade, fiscal and monetary issues, more generally.  Extrinsic factors also affect livestock commodity prices such as weather, disease and natural disasters.  Demand for livestock commodities has generally increased with worldwide growth and prosperity.

▪
Precious metals index.  The precious metals index is an index of principal precious metal physical commodities and currently includes gold and silver.  Global precious metals commodity prices are primarily affected by the global demand for and supply of those commodities, but are also significantly influenced by speculative actions and by currency exchange rates.  Gold and silver prices can fluctuate widely.  Gold prices are affected by numerous factors, including macroeconomic factors, industry factors and by levels of gold production, production costs and short-term changes in supply and demand due to trading activities in the gold market.  Silver prices also may be affected by numerous factors including general economic trends, technical developments, substitution issues and regulation, as well as other factors.

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Suspension or disruptions of the market trading in the basket commodities may adversely affect the value of the notes.  The commodities markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention.  These circumstances could adversely affect the values of the basket commodities and, therefore, the value of the notes.

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There are risks relating to the trading of metals on the London Metal Exchange.  The official cash offer prices of aluminum and copper are determined by reference to the per unit U.S. dollar cash offer prices of contracts traded on the London Metal Exchange, which we refer to as the LME.  The LME is a principals’ market which operates in a manner more closely analogous to the over-the-counter physical commodity markets than regulated futures markets. For example, there are no daily price limits on the LME, which would otherwise restrict the extent of daily fluctuations in the prices of LME contracts.  In a declining market, therefore, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days. In addition, a contract may be entered into on the LME calling for delivery on any day from one day to three months following the date of such contract and for monthly delivery in any of the next 16 to 24 months (depending on the commodity) following such third month, in contrast to trading on futures exchanges, which call for delivery in stated delivery months.  As a result, there may be a greater risk of a concentration of positions in LME contracts on particular delivery dates, which in turn could cause temporary aberrations in the prices of LME contracts for certain delivery dates.  If such aberrations occur on any determination date, the per unit U.S. dollar cash offer prices used to determine the official cash offer price of certain underlying commodities, and consequently the supplemental redemption amount, could be adversely affected.

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Changes in the value of one or more of the basket commodities may offset each other.  Price movements in the basket commodities may not correlate with each other.  At a time when the price of one or more of the basket commodities increases, the price of one or more of the other basket commodities may increase to a lesser extent or may decline.  Therefore, in calculating the basket performance, increases in the value of one or more of the basket commodities may be moderated, or wholly offset, by lesser increases or declines in the value of one or more of the other basket commodities.

¡
The final average commodity price of each basket commodity is determined on multiple determination dates.  The final average commodity price for each basket commodity is equal to the weighted arithmetic average of the prices of the relevant basket commodity on each of the determination dates.  Due to the multiple determination dates, increases (or decreases) in the price of any basket commodity on one or more determination dates may be partially or entirely offset by decreases (or increases) in the price of such basket commodity on other determination dates.  Even if one or more basket commodities has increased (or decreased) substantially on the final determination date, the final average commodity price for such basket commodity may not be higher (or lower) than the initial commodity price and, accordingly, you may not receive at maturity an amount greater than the stated principal amount plus the minimum supplemental redemption amount for each note you hold.

July 2008	Page 10

Dual Participation Commodity-Linked Capital Protected Notes due July 28, 2014
Based on the Performance of a Basket of Three Commodity Indices and Three Commodities

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase notes in secondary market transactions will likely be lower than the original issue price, since the original issue price will include, and secondary market prices are likely to exclude, commissions paid with respect to the notes, as well as the projected profit included in the cost of hedging its obligations under the notes.  In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
Adjustments to any basket index could adversely affect the value of the notes.  The index publisher of any basket index may make methodological changes in the relevant basket index that could directly or indirectly affect the value of the relevant index.  These actions could adversely affect the value of the notes.  In addition, the index publisher may discontinue or suspend calculation or publication of the relevant basket index at any time.  In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

▪	Issuer’s credit ratings may affect the market value. Investors are subject to the credit risk of the issuer. Any decline in the issuer’s credit ratings may affect the market value of the notes.

▪
Economic interests of the calculation agent may be potentially adverse to the investors.  MSCG, the calculation agent, is an affiliate of the issuer.  Any determinations made by the calculation agent may affect the payout to investors at maturity.

▪
Hedging and trading activity could adversely affect the prices of the underlying commodities.  The hedging or trading activities of the issuer’s affiliates on or prior to the pricing date could have adversely altered the initial commodity prices for the basket commodities and, as a result, could have adversely affected the payment you would receive at maturity.  Additionally, such hedging or trading activities during the term of the notes could potentially affect the prices of the basket commodities, including the final average commodity prices, and, accordingly, the amount of cash you will receive upon a sale of the notes or at maturity.

July 2008	Page 11

Dual Participation Commodity-Linked Capital Protected Notes due July 28, 2014
Based on the Performance of a Basket of Three Commodity Indices and Three Commodities

Information about the Basket Indices

The S&P GSCITM Livestock Index – Excess Return.  The S&P GSCITM Livestock Index - Excess Return, which we refer to as the livestock index, is a sub-index of the S&P GSCITM-ER. The livestock index represents only the livestock components of the S&P GSCITM-ER. The value of the livestock index on any given day is calculated in the same manner as the S&P GSCITM-ER except that (i) the daily contract reference prices, CPW and roll weights used in performing such calculations are limited to the S&P GSCITM commodities included in the livestock index; and (ii) the livestock index has a separate normalizing constant.

The S&P GSCITM commodities included in the livestock index and their dollar weightings on July 21, 2008 are:

Commodity	Weighting
Live Cattle	58.50%
Feeder Cattle	10.78%
Lean Hogs	30.72%

The components of the livestock index and their relative weightings, among other matters, may change during the term of the notes.

The S&P GSCITM Precious Metals Index – Excess Return. The S&P GSCITM Precious metals index – Excess Return, which we refer to as the precious metals index, is a sub-index of the S&P GSCITM-ER.  The precious metals index represents only the gold and silver components of the S&P GSCITM-ER.  The value of the precious metals index on any given day is calculated in the same manner as the S&P GSCITM-ER except that (i) the daily contract reference prices, the contract production weight (“CPW”) and roll weights used in performing such calculations are limited to the gold and silver futures contracts included in the precious metals index; and (ii) the precious metals index has a separate normalizing constant.

The S&P GSCITM commodities included in the precious metals index and their dollar weightings on July 21, 2008 are:

Commodity	Weighting
Gold	87.89%
Silver	12.11%

The components of the precious metals index and their relative weightings, among other matters, may change during the term of the notes.

The S&P GSCITM Agricultural Index – Excess Return. The S&P GSCITM Agricultural Index – Excess Return, which we refer to as the agricultural index, is a sub-index of the S&P GSCITM-ER.  The agricultural index represents only the agricultural components of the S&P GSCITM-ER.  The value of the agricultural index on any given day is calculated in the same manner as the S&P GSCITM-ER except that (i) the daily contract reference prices, CPW and roll weights used in performing such calculations are limited to the agricultural futures contracts included in the agricultural index; and (ii) the agricultural index has a separate normalizing constant.

The S&P GSCITM commodities included in the agricultural index and their dollar weightings on July 21, 2008 are:

Commodity	Weighting
Wheat	26.83%
Red Wheat	6.41%
Corn	28.39%
Soybeans	18.13%
Cotton	6.32%
Sugar	7.69%
Coffee	4.40%
Cocoa	1.92%

July 2008	Page 12

Dual Participation Commodity-Linked Capital Protected Notes due July 28, 2014
Based on the Performance of a Basket of Three Commodity Indices and Three Commodities

The components of the agricultural index and their relative weightings, among other matters, may change during the term of the notes.

The S&P GSCITM-ER is described in “Annex II—Certain Additional Commodity Index Information” in the accompanying prospectus supplement for commodity-linked capital protected notes.

License Agreement between S&P and Morgan Stanley.  Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc., or S&P, and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the S&P GSCITM Index, which is owned and published by S&P, in connection with securities, including the notes.

The license agreement between S&P and Morgan Stanley provides that the following language must be set forth in this pricing supplement:

The notes are not sponsored, endorsed, sold or promoted by The McGraw-Hill Companies, Inc. (including its affiliates) (S&P, with its affiliates, are referred to as the “Corporations”).  The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the notes.  The Corporations make no representation or warranty, express or implied, to the holders of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly, or the ability of the S&P GSCITM Index to track general commodity market performance.  The Corporations’ only relationship to Morgan Stanley is the licensing of the S&P GSCITM Index and S&P® trademarks or service marks and certain trade names of the Corporations and the use of the S&P GSCITM Index which is determined, composed and calculated by S&P without regard to the licensee or the notes.  S&P has no obligation to take the needs of the licensee or the owners of the notes into consideration in determining, composing or calculating the S&P GSCITM Index.  The Corporations are not responsible for and have not participated in the determination of the timing, prices, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash.  The Corporations have no liability in connection with the administration, marketing or trading of the notes.

THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF THE S&P GSCITM INDEX OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE LICENSEE, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P GSCITM INDEX OR ANY DATA INCLUDED THEREIN.  THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P GSCITM INDEX OR ANY DATA INCLUDED THEREIN.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

“Standard & Poor’s®,” “S&P®,” “S&P GSCITM” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley.  The notes have not been passed on by the Corporations as to their legality or suitability.  The notes are not issued, endorsed, sold or promoted by the Corporations.  THE CORPORATIONS MAKE NO WARRANTIES AND BEAR NO LIABILITY WITH RESPECT TO THE NOTES.

July 2008	Page 13

Dual Participation Commodity-Linked Capital Protected Notes due July 28, 2014
Based on the Performance of a Basket of Three Commodity Indices and Three Commodities

Historical Information

The first graph below sets forth the basket performance for the period from January 1, 2003 to July 21, 2008.  The graph demonstrates the basket performance during the period presented.  The tables following the basket performance graph set forth the official settlement prices or official cash offer prices, as applicable, of each of the basket commodities for the same periods.  On July 21, 2008 the official settlement prices or official cash offer prices, as applicable, were, in the case of WTI crude oil, $131.04, in the case of copper, $8,390.00, in the case of aluminum, $2,987.50, in the case of the livestock index, $296.6606, in the case of the precious metals index, $148.6490 and, in the case of the agricultural index, $82.54129.  We obtained the information in the tables and graphs below from Bloomberg Financial Markets, without independent verification.  The historical price performance of the basket commodities should not be taken as an indication of future performance.

Basket Historical Performance January 1, 2003 to July 21, 2008

July 2008	Page 14

Dual Participation Commodity-Linked Capital Protected Notes due July 28, 2014
Based on the Performance of a Basket of Three Commodity Indices and Three Commodities

WTI Crude Oil (in U.S. dollars)	High	Low	Period End
2003
First Quarter	37.83	26.91	31.04
Second Quarter	32.36	25.24	30.19
Third Quarter	32.39	26.96	29.20
Fourth Quarter	33.71	28.47	32.52
2004
First Quarter	38.18	32.48	35.76
Second Quarter	42.33	34.27	37.05
Third Quarter	49.90	38.39	49.64
Fourth Quarter	55.17	40.71	43.45
2005
First Quarter	56.72	42.12	55.40
Second Quarter	60.54	46.80	56.50
Third Quarter	69.81	56.72	66.24
Fourth Quarter	65.47	56.14	61.04
2006
First Quarter	68.35	57.65	66.63
Second Quarter	75.17	66.23	73.93
Third Quarter	77.03	60.46	62.91
Fourth Quarter	63.72	55.81	61.05
2007
First Quarter	66.03	50.48	65.87
Second Quarter	70.68	61.47	70.68
Third Quarter	83.32	69.26	81.66
Fourth Quarter	98.18	79.02	95.98
2008
First Quarter	110.33	86.99	101.58
Second Quarter	129.07	100.98	140.00
Third Quarter (through July 21, 2008)	145.29	128.88	131.04

Daily Official Settlement Prices of WTI Crude Oil January 1, 2003 to July 21, 2008

July 2008	Page 15

Dual Participation Commodity-Linked Capital Protected Notes due July 28, 2014
Based on the Performance of a Basket of Three Commodity Indices and Three Commodities

Copper (in U.S. dollars)	High	Low	Period End
2003
First Quarter	1,728.00	1,544.50	1,587.50
Second Quarter	1,711.50	1,564.00	1,644.00
Third Quarter	1,824.50	1,638.00	1,794.00
Fourth Quarter	2,321.00	1,790.50	2,321.00
2004
First Quarter	3,105.50	2,337.00	3,067.50
Second Quarter	3,170.00	2,554.00	2,664.50
Third Quarter	3,140.00	2,700.00	3,140.00
Fourth Quarter	3,287.00	2,835.00	3,279.50
2005
First Quarter	3,424.50	3,072.00	3,408.00
Second Quarter	3,670.00	3,113.00	3,597.00
Third Quarter	3,978.00	3,444.00	3,949.00
Fourth Quarter	4,650.00	3,905.00	4,584.50
2006
First Quarter	5,527.50	4,537.00	5,527.50
Second Quarter	8,788.00	5,561.00	7,501.00
Third Quarter	8,233.00	7,230.00	7,601.00
Fourth Quarter	7,740.00	6,290.00	6,290.00
2007
First Quarter	6,940.00	5,225.50	6,940.00
Second Quarter	8,225.00	6,916.00	7,650.00
Third Quarter	8,210.00	6,960.00	8,165.00
Fourth Quarter	8,301.00	6,272.50	6,676.50
2008
First Quarter	8,881.00	6,666.00	8,520.00
Second Quarter	8,884.50	7,921.00	8,775.50
Third Quarter (through July 21, 2008)	8,985.00	8,291.00	8,390.00

Daily Official Cash Offer Prices of Copper January 1, 2003 to July 21, 2008

July 2008	Page 16

Dual Participation Commodity-Linked Capital Protected Notes due July 28, 2014
Based on the Performance of a Basket of Three Commodity Indices and Three Commodities

Aluminum (in U.S. dollars)	High	Low	Period End
2003
First Quarter	1,459.00	1,340.50	1,350.00
Second Quarter	1,440.50	1,314.50	1,389.00
Third Quarter	1,505.00	1,378.00	1,407.50
Fourth Quarter	1,592.50	1,415.00	1,592.50
2004
First Quarter	1,754.00	1,578.50	1,688.50
Second Quarter	1,826.00	1,575.00	1,698.50
Third Quarter	1,823.00	1,647.00	1,823.00
Fourth Quarter	1,964.00	1,748.00	1,964.00
2005
First Quarter	2,031.50	1,809.00	1,973.00
Second Quarter	1,991.00	1,694.00	1,716.00
Third Quarter	1,909.00	1,675.00	1,857.00
Fourth Quarter	2,289.00	1,831.00	2,285.00
2006
First Quarter	2,634.00	2,267.00	2,512.50
Second Quarter	3,275.00	2,397.50	2,550.50
Third Quarter	2,614.00	2,367.50	2,572.00
Fourth Quarter	2,886.00	2,480.00	2,850.00
2007
First Quarter	2,953.00	2,682.00	2,792.00
Second Quarter	2,871.00	2,626.00	2,686.00
Third Quarter	2,791.00	2,316.50	2,440.00
Fourth Quarter	2,582.00	2,335.50	2,350.50
2008
First Quarter	3,175.00	2,359.00	2,935.00
Second Quarter	3,090.50	2,816.00	3,075.00
Third Quarter (through July 21, 2008)	3,291.50	2,987.50	2,987.50

Daily Official Cash Offer Prices of Aluminum January 1, 2003 to July 21, 2008

July 2008	Page 17

Dual Participation Commodity-Linked Capital Protected Notes due July 28, 2014
Based on the Performance of a Basket of Three Commodity Indices and Three Commodities

Livestock Index (in U.S. dollars)	High	Low	Period End
2003
First Quarter	348.66	309.84	312.75
Second Quarter	342.23	309.77	331.55
Third Quarter	385.15	330.81	373.84
Fourth Quarter	414.36	337.35	337.35
2004
First Quarter	384.89	338.83	384.89
Second Quarter	432.97	378.24	417.96
Third Quarter	431.35	395.36	413.94
Fourth Quarter	427.38	402.92	417.46
2005
First Quarter	432.03	407.97	420.08
Second Quarter	424.03	378.47	378.85
Third Quarter	411.24	372.53	411.15
Fourth Quarter	426.05	402.48	418.32
2006
First Quarter	417.14	344.29	344.29
Second Quarter	388.87	337.91	384.00
Third Quarter	407.77	368.61	383.28
Fourth Quarter	389.16	362.15	371.83
2007
First Quarter	395.95	365.11	383.47
Second Quarter	389.40	363.73	367.97
Third Quarter	397.97	361.64	361.64
Fourth Quarter	354.00	323.29	324.72
2008
First Quarter	323.56	275.90	275.90
Second Quarter	310.00	273.25	297.57
Third Quarter (through July 21, 2008)	300.39	294.08	296.66

Daily Official Settlement Prices of the Livestock Index January 1, 2003 to July 21, 2008

July 2008	Page 18

Dual Participation Commodity-Linked Capital Protected Notes due July 28, 2014
Based on the Performance of a Basket of Three Commodity Indices and Three Commodities

Precious Metals Index (in U.S. dollars)	High	Low	Period End
2003
First Quarter	69.00	59.37	61.16
Second Quarter	67.32	58.66	62.68
Third Quarter	70.21	62.11	69.64
Fourth Quarter	75.53	66.61	75.32
2004
First Quarter	79.19	72.17	79.19
Second Quarter	79.50	67.79	70.77
Third Quarter	76.02	70.32	76.02
Fourth Quarter	82.94	75.04	78.47
2005
First Quarter	80.22	73.91	76.86
Second Quarter	78.41	74.30	77.17
Third Quarter	82.72	74.38	82.13
Fourth Quarter	92.13	79.94	90.16
2006
First Quarter	102.70	91.52	101.77
Second Quarter	125.82	95.78	104.48
Third Quarter	112.95	97.49	101.31
Fourth Quarter	110.02	94.99	106.63
2007
First Quarter	115.03	101.36	109.68
Second Quarter	114.03	103.95	104.96
Third Quarter	118.31	103.25	118.31
Fourth Quarter	132.09	115.88	130.39
2008
First Quarter	157.26	133.79	142.61
Second Quarter	147.28	131.82	142.93
Third Quarter (through July 21, 2008)	151.23	142.70	148.65

Daily Official Settlement Prices of the Precious Metals Index January 1, 2003 to July 21, 2008

July 2008	Page 19

Dual Participation Commodity-Linked Capital Protected Notes due July 28, 2014
Based on the Performance of a Basket of Three Commodity Indices and Three Commodities

Agricultural Index (in U.S. dollars)	High	Low	Period End
2003
First Quarter	78.46	71.85	73.16
Second Quarter	77.99	71.26	71.39
Third Quarter	77.06	70.42	76.20
Fourth Quarter	83.17	73.85	79.68
2004
First Quarter	91.90	81.06	88.71
Second Quarter	90.92	74.22	74.22
Third Quarter	73.84	63.32	63.32
Fourth Quarter	64.08	60.90	62.74
2005
First Quarter	71.28	60.06	66.04
Second Quarter	67.05	61.26	63.45
Third Quarter	67.27	58.49	60.51
Fourth Quarter	62.56	56.86	62.20
2006
First Quarter	67.51	61.44	64.03
Second Quarter	67.02	60.27	62.61
Third Quarter	64.67	55.40	58.06
Fourth Quarter	68.44	57.13	67.20
2007
First Quarter	68.76	61.41	61.41
Second Quarter	69.01	59.19	64.71
Third Quarter	80.44	63.60	79.80
Fourth Quarter	84.55	72.74	82.42
2008
First Quarter	104.58	83.69	86.87
Second Quarter	98.06	79.90	93.99
Third Quarter (through July 21, 2008)	96.48	82.54	82.54

Daily Official Settlement Prices of the Agricultural Index January 1, 2003 to July 21, 2008

July 2008	Page 20

Dual Participation Commodity-Linked Capital Protected Notes due July 28, 2014
Based on the Performance of a Basket of Three Commodity Indices and Three Commodities

Where You Can Find More Information

Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by the prospectus supplement for commodity-linked capital protected notes) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates.  Before you invest, you should read the prospectus in that registration statement, the prospectus supplement for commodity-linked capital protected notes and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, Morgan Stanley will arrange to send you the prospectus and the prospectus supplement for commodity-linked capital protected notes if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at www.sec.gov as follows:

Prospectus Supplement for Commodity-linked Capital Protected Notes dated June 22, 2007

Prospectus dated January 25, 2006

Terms used in this pricing supplement are defined in the prospectus supplement for commodity-linked capital protected notes or in the prospectus.  As used in this pricing supplement, the “Company,” “we,” “us,” and “our” refer to Morgan Stanley.

July 2008	Page 21